UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 1, 2016

Lincoln Educational Services Corporation
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Executive Drive, Suite 340 West Orange, New Jersey 07052 (Address of principal executive offices)	07052 (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

As previously reported, on July 1, 2016, New England Institute of Technology at Palm Beach, Inc. (“NEIT”), a wholly-owned subsidiary of Lincoln Educational Services Corporation (the “Company”), entered into a purchase and sale agreement (the “WPB Sale Agreement”) with School Property Development Metrocentre, LLC (“SPD”), pursuant to which NEIT agreed to sell to SPD the real property owned by NEIT located at 2400 and 2410 Metrocentre Boulevard East, West Palm Beach, Florida, including the improvements and other personal property located thereon  (the “WPB Property”) for a cash purchase price of approximately $15.9 million.  The WPB Sale Agreement contained customary representations, warranties, covenants and conditions to closing for agreements of this type.  Upon the closing, as required by the Company’s credit agreement with its lender, the Company was to repay, from the net cash proceeds of the sale, $10 million of the principal amount of its term loan, plus a $.5 million prepayment premium and accrued interest on the amount repaid. The Company expected that, assuming all conditions to closing were met, the sale would close in the third quarter of 2016.

On September 1, 2016, the Company received notification of termination of the WPB Sale Agreement from SPD pursuant to the terms of the WPB Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: September 8, 2016

	By:	/s/ Brian K. Meyers
		Name:	Brian K. Meyers
		Title:	Executive Vice President, Chief Financial Office and Treasurer